                                                                    Exhibit 10.3

                          AGREEMENT ON COLORING ASP AND
                              BUSINESS COOPERATION

     SK Telecom Co., Ltd. ("SKT") and WiderThan.com Co., Ltd. ("WTC", and together with "SKT", the "Parties") hereby enter into this agreement (this "Agreement") whereby WTC shall provide SKT with the ASP service for the provisioning of COLORing CP-interrelated function (the "ASP Service") utilizing SKT's Wireless Network and WTC's CP-interrelated ASP service system (the "ASP Service System") as follows:

                          CHAPTER 1. GENERAL PROVISIONS

ARTICLE 1. (PURPOSE)

     In connection with the provisioning by WTC to SKT of the ASP Service utilizing SKT's Wireless Network and WTC's ASP Service System, this Agreement aims to set forth the rights, obligations and division of labor and other general provisions with respect to SKT and WTC, and the procedures and methods for determining the fees payable for the ASP Service.

ARTICLE 2. (DEFINITIONS)

     1.   The terms used in this Agreement shall have the following meanings:

          (1) "COLORing Service" means the service that enables SKT's mobile phone customer to search, download and transmit to another the calling tone data provided by a Content Provider for use as the calling tone of such customer's or another's mobile phone.

          (2) "ASP service for the provisioning of COLORing CP-interrelated function", or "ASP Service", means the service whereby WTC operates a server that integrates the separate servers of the Content Providers for the COLORing Service and thereby stabilizes SKT's COLORing Service and enables SKT to receive real-time statistical data relating to the COLORing Service.

          (3) "Wireless Network" means all the equipment operated by SKT in connection with wireless communication services.

          (4) "Contents Provider", or "CP", means an individual or corporate person that provides various types of calling tone data necessary for the COLORing Service.

          (5) "CP-interrelated ASP Service System", or "ASP Service System" means all the resources that are the subject of the operation of the ASP Service, including all hardware and software that are developed and installed by WTC.

          (6) "ASP Service Improvement and Expansion Planning" means all plans for improving the existing functions or adding new functions so that SKT receive a better ASP Service, and all actions taken to actualize such plans.

          (7) "COLORing Service Subscriber" means those mobile phone customers of SKT that use and subscribe to the COLORing Service.

          (8) "Individual Folder" means the storage space allotted to each COLORing Service Subscriber to store content.

          (9) "Message" means the unit of data created to enable a COLORing Service Subscriber to send to another person the calling tone data stored in the ASP Service System.

          (10) "Communication Expenses" means all expenses related to the installation of the lines used exclusively for the ASP Service, monthly use charges and all other expenses related to communication lines.

          (11) "ASP Service Fee" means the monthly fee that SKT pays to WTC as the fee for the ASP Service provided by WTC to SKT using the ASP Service System. Such fee includes all expenses incurred by WTC in order to continue to provide the ASP Service, including the expenses incurred in connection with the ASP Service Improvement and Expansion Planning and the Applied ASP Service Program Maintenance.

          (12) "Fixed Charge" means the amount payable by SKT's mobile phone customer for subscribing to the COLORing Service.

          (13) "Applied ASP Service Program Development" means all activities related to developing additional programs for the ASP Service based on the existing ASP Service.

          (14) "Applied ASP Service Program Maintenance" means all of the following activities related to improving, operating, maintaining and monitoring the existing ASP for the purpose of its continued use and all related program activities.

               A.   Stable operation of the existing ASP Service;

               B. Performance improvement and modification of the existing programs for the ASP service;

               C. Improvement and additional expansion of the methods for providing the ASP service;

               D. Modification or addition of functionality as required by applicable law or government order.

          (15) "ASP Service Standards" means the standards for judging the quality of the ASP Service in connection with its provision.

     2. The definitions in clause 1 shall be applicable to this Agreement only, and any terms not defined herein shall be interpreted based on general customs.

ARTICLE 3. (CONTENT AND SCOPE OF THIS AGREEMENT)

     1. SKT hereby commissions WTC to carry out all operations related to the ASP Service and the installation, improvement and operation of the ASP Service System and all operations related to the ASP Service Improvement and Expansion Planning as necessary to provide the ASP Service. In return therefor, SKT shall pay the amounts set forth in
          Article 12 ("Criteria for Determining the ASP Service Fee").

     2. In order to satisfy SKT's requirements relating to the ASP Service, WTC shall develop, install and operate the ASP Service System and, upon SKT's request, improve, operate and provide technical support to the ASP Service System, in each case, at WTC's expense.

     3. WTC shall, at its expense, provide information relating to the provisioning of the ASP as set forth in clause 9 of Article 7.

     4. The content and scope of this Agreement may be amended or modified by a separate written agreement of the Parties.

                     CHAPTER 2. DEVELOPMENT AND OPERATION OF
             THE ASP SERVICE SYSTEM AND PROVISION OF THE ASP SERVICE

ARTICLE 4. (DEVELOPMENT AND OPERATION OF THE ASP SERVICE SYSTEM)

     1. WTC shall be responsible for developing and installing the ASP Service System required for the ASP Service and the operation of the ASP Service System. WTC shall, at its expense, procure sufficient capacity and perform functional improvement for the ASP Service System required for the proper provisioning of the ASP Service.

     2. SKT shall provide to WTC specifications for its proprietary technology and all other technical support for proper interconnection between SKT's Wireless Networks and WTC's ASP Service System.

     3. In the case of any significant external factors that cause the increase or decrease in WTC's expenses in connection with the provisioning of the ASP Service, the ASP Service Charge set forth in
          Article 12 may be modified by mutual written agreement of the Parties. Any changes so made shall take effect as of the date of the written agreement unless otherwise agreed upon by the Parties.

     4. In the course of providing the ASP Service and in consideration of the competitive market environment, WTC shall provide the latest technology that would meet or exceed the ASP Service Standards and assist SKT to maintain its competitiveness in the market.

ARTICLE 5. (INSTALLATION OF THE ASP SERVICE SYSTEM)

     1. WTC shall be responsible for installing the ASP Service System. The location of such installation shall be determined by mutual agreement of the Parties.

     2. In connection with the installation of the ASP Service System, SKT shall provide all technical specifications, requirements and technical support necessary for the security of and interconnection with SKT's Wireless Network.

ARTICLE 6. (RIGHTS AND OBLIGATIONS OF SKT)

     1. SKT shall establish the technical specifications and all other requirements necessary for providing the ASP Service and provide WTC with such specifications and requirements.

     2. SKT shall designate a person to be in charge of the ASP Service and all related communications with WTC. The designated person may represent SKT and its assistants and shall supervise such assistants.

     3.   The right to select the ASP Service System

          (1) During the term of this Agreement, WTC shall have the right to select the ASP Service System required for the ASP Service provided to SKT, provided that, if SKT requests a change in the specifications of or replacement of the ASP Service System for a reasonable cause, WTC shall take all necessary measures to do so in mutual agreement with SKT, absent a special reason cause not to.

          (2) If, for purposes of performing its obligations under this Agreement, WTC intends to use any facility and equipment owned by SKT or software to which WTC does not have a right to use, WTC shall obtain SKT's prior written consent.

     4. SKT may independently advertise the COLORing Service to increase the use of the COLORing Service.

     5. If a new agreement is made with a new Content Provider, SKT shall notify WTC to reflect any change in the ASP Service System.

     6. SKT shall provide customer support required for the provision of COLORing Service through its or its agents' customer service centers.

     7. SKT shall provide WTC with data transmission functionalities, such as connection to the Wireless Networks, as required for the ASP Service. SKT shall also make efforts to ensure normal and real-time transmission of the calling tone data to WTC's ASP Service System.

     8. SKT shall be entitled to inspect or test, on its own or through a third-party inspector mutually agreed upon by the Parties, the following operational aspects of WTC. In such event, WTC shall provide the required support for the inspection or testing by SKT or the inspector, including allowing access to the ASP Service System or the facilities used for the ASP Service.

          (1) Accuracy of billing data related to the ASP Service Charge as submitted by WTC;

          (2)  Accuracy of the ASP Service Standards as reported by WTC;

          (3) Other matters that SKT determines are necessary in connection with the ASP Service provided to SKT.

     9. If required for the stable provisioning of the COLORing Service, SKT shall have the right of first refusal with respect to the sale of all of the ASP Service System operated by WTC upon the termination or expiration of this Agreement. The purchase price in such event shall be the residual value of the ASP Service System after depreciation and amortization in accordance with SKT's accounting methods.

ARTICLE 7. (RIGHTS AND OBLIGATIONS OF WTC)

     1. WTC shall, at its expense, develop and install the ASP Service System required for the ASP Service and operate such system so that the ASP Service can be provided without interruption. If the ASP Service System needs to be expanded due to an increase in the number of the COLORing Service Subscribers or in the use of the COLORing Service, WTC shall make such expansion at its expense and in mutual agreement with SKT.

     2. WTC may install, relocate or transfer the ASP Service System as necessary to meet the ASP Service Standards, provided that WTC will minimize the impact of such activity on the COLORing Service Subscribers and provided further that WTC shall obtain SKT's prior consent as to schedule and similar matters.

     3. WTC shall continuously perform the ASP Service Improvement and Expansion Planning and determine whether to apply such plans to the ASP Service System, subject to SKT's consent.

     4. Upon SKT's request, WTC shall provide all technical support necessary for the Content Provider to provide the calling tone data. Such support shall be provided equitably to all Content Providers contracting with SKT.

     5. Upon SKT's instruction, WTC shall install and operate a website. In such event, SKT shall not make a separate payment for the service or invest separate cost for WTC's service or investment in connection with such website.

     6. WTC's responsibilities for the installation and operation of the website are as follows:

          (1) In mutual agreement with SKT, WTC shall develop, operate and manage a website targeting the potential subscribers of the COLORing Service.

          (2) The operation of the website herein shall mean the inspection and deletion of the calling tone data uploaded by the COLORing Service Subscriber onto the ASP Service System, management of the COLORing Service Subscriber's content and responding to user inquiries relating to the use of the COLORing Service.

          (3) WTC shall abide by each of the following in its management of the website.

               A.   WTC shall change the website upon SKT's instruction.

               B. WTC shall promptly upgrade the instructions relating to the COLORing Service and respond to user inquiries relating to the COLORing Service.

     7. WTC shall provide on a real-time basis the calling tone data required for the COLORing Service.

     8. WTC shall connect to SKT's Wireless Networks only for the purpose of providing the ASP Service. If SKT requests remedial measures in connection with the security of the Wireless Networks, WTC shall immediately take such measures.

     9. WTC shall provide, on a monthly basis, the following information to SKT in connection with the ASP Service.

          (1) WTC shall provide each of the following information to SKT in connection with planning for the improvement of the COLORing
               Service:

               A. Statistical data relating to WAP/Web transactions (to be prepared in a format requested by SKT);

               B.   System load (CPU, memory, disk IO, swap rate).

          (2) WTC shall provide, on a quarterly basis, each of the following service or information to SKT:

               A. Plans for improving the standards and quality of the existing COLORing Service;

               B. Proposal of new technology to be applied to SKT's business activities related to the COLORing Service;

               C. Proposal of new services related to the existing COLORing Service;

               D. Development of algorithms for improving the sound quality of the calling tone under the EVRC environment; and

               E. Various customer survey services related to the COLORing Service.

     10. If the ASP Service is not properly provided due to the failure of the ASP Service System, WTC shall notify SKT by facsimile as to the cause of such failure, expected time of restoration and the name of the person in charge of the restoration, and shall do its best to restore the system. If the system failure was caused by WTC's negligence or intentional act, the foregoing notice and other steps taken shall not serve to hold WTC harmless from its liability arising from the failure of the ASP Service System.

     11. WTC shall not be entitled to assert any intellectual property rights concerning the COLORing Service or any similar service against SKT and its Content Providers. In addition, WTC shall be liable for any and all legal liability relating to the intellectual property rights that WTC currently owns or will own in the future and shall hold SKT and its Content Providers harmless against any such legal liability.

ARTICLE 8. (ASP SERVICE IMPROVEMENT AND EXPANSION PLANNING )

     1. Either Party may independently perform the ASP Service Improvement and Expansion Planning.

     2. As to any functionalities proposed through the Planning For the proposed functions regarding the "ASP service improvement/supplement planning" business, SKT and WTC can decide, by mutual agreement, whether to apply these functions and set the standards for additional service charges and their computational methods.

     3. In the event of material changes, including the expansion of the ASP Service System, which causes an increase in WTC's costs, the ASP Service Fees set forth in Article 12 may be adjusted by mutual written agreement of the Parties.

ARTICLE 9. (PUBLICITY)

     Subject to SKT's prior written consent, WTC can publicize its own corporate name and logo by means of SKT's COLORing Service website and all other mediums used for providing the COLORing Service.

ARTICLE 10. (DIVISION OF LABOR BETWEEN THE PARTIES)

     1. Unless otherwise specified in this Agreement, the scope of the respective obligations of the Parties under this Agreement shall be as follows:

          (1)  Financial obligations

                                  Item                                  Responsibilities
                                  ----                                  ----------------
                                                                            SKT   WTC
                                                                            ---   ---
EQUIPMENT
   Purchase of a new server                                                        O
   Operation of the server                                                         O
   Maintenance, repair, and inspection                                             O
   Expansion of equipment                                                          O
   Procurement of equipment for testing the ASP Service System                     O
   Provisioning of the location and environment for the
      installation of the equipment                                                O

ASP SERVICE SYSTEM SOFTWARE
   New provisioning                                                                O
   Maintenance and repair                                                          O
   Upgrade                                                                         O

OTHERS
   Installation and operation of SKT's servers and their exclusive lines           O
   Payment of the charges for the use of the exclusive lines
      between SKT's servers and the ASP Service System                             O
   Maintenance of sufficient capacity for meeting the ASP
      Service Standards                                                            O

          (2)  Operation of the ASP Service System

          (3)  System

                                  Item                                  Responsibilities
                                  ----                                  ----------------
                                                                            SKT   WTC
                                                                            ---   ---
Hardware upgrade at SKT's request                                            O
Hardware upgrade at WTC's request                                                  O

Software development and application at SKT's request                        O     O
Software development and application at WTC's request                        O     O

(4)  Content Providers and COLORing Service Subscribers

                                  Item                                  Responsibilities
                                  ----                                  ----------------
                                                                            SKT   WTC
                                                                            ---   ---
CONTENT PROVIDERS
   CP recruitment                                                            O
   CP management                                                             O
   CP agreement                                                              O
   CP monitoring                                                             O
   Sourcing new calling tone data                                            O
   CP technical support                                                      O

COLORING SERVICE SUBSCRIBERS                                                       O
   Service promotion                                                         O
   Subscriber recruitment                                                    O
   Service charge collection                                                 O
   Handling of subscriber demands                                                  O
   Handling of subscriber complaints (customer center)                       O
   Handling of subscriber complaints (Internet)                              O     O

     2. Expenses for any and all items marked as the sole responsibility of SKT or WTC shall be borne by such party.

     3. WTC shall pay the expenses for items marked as the joint responsibility of the Parties, provided that SKT shall cooperate with WTC at WTC's request with respect to matters falling under SKT's business.

ARTICLE 11. (ASP SERVICE STANDARDS)

     1. In providing the ASP Service, WTC shall satisfy the ASP Service Standards requested by SKT with respect to the following items:

          (1) Lag time in the searching or downloading of the calling tone data through mobile phones.

          (2)  Lag time in connecting to the website.

          (3)  Lag time in transmitting a Message.

          (4)  Downtime in the ASP Service due to the ASP Service System.

     2. The specific numerical criteria relating to the items set forth in clause 1 shall be proposed by SKT and determined by the mutual agreement of the Parties.

     3. If WTC fails to satisfy the ASP Service Standards set forth in clause 1, SKT may request remedial measures. Within 15 days of receiving such request, WTC shall perform such measures absent a special reason and shall promptly give written notice to SKT as to the result of such measures. If the failure to satisfy the ASP Service Standards is due to WTC's negligence or intentional act, such notice by WTC shall not serve to hold WTC harmless from its liabilities.

      CHAPTER 3. FEES FOR COOPERATION IN THE COLORING BUSINESS AND THE USE
                               OF THE ASP SERVICE

ARTICLE 12. (Criteria for Determining the ASP Service Fee)

     1. In consideration of WTC's providing the ASP Service to SKT by means of the ASP Service System, SKT shall pay the ASP Service Fee to WTC on a monthly basis, as set forth in clause 3.

     2.   The Parties shall not compute the ASP Service Fee until May 31, 2002.

     3. Beginning in June 2002, the Parties shall compute and provide in writing the ASP Service Fee based on the criteria set forth in the following table.

 Classification   ~ May 31, 2002              June 1, 2002 ~
 --------------   --------------              --------------
ASP Service Fee        Free        [__]% of the Fixed Charge collected

[__] = MATERIAL OMITTED: CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     4. WTC hereby acknowledges that the Fixed Charge, which serves as the basis for computing the Application Service Fee, is not based upon the amount SKT charges the COLORing Service Subscriber, but upon the amount SKT collects from the COLORing Service Subscriber. WTC further acknowledges that SKT will not include those COLORing Service Subscribers that do not pay the Fixed Charge in the computation of the ASP Service Fee. In the case of any difference in the amount of the ASP Service Fee as computed by each Party, the amount of the ASP Service Fee computed by SKT shall be controlling if the difference is less than 10%. If the difference is more than 10%, the amount of the ASP Service Fee shall be determined by mutual agreement of the Parties.

ARTICLE 13. (PAYMENT METHODS FOR THE ASP SERVICE FEE AND DISPUTE RESOLUTION)

     1. SKT shall provide to WTC in each month data collected from SKT's billing system relating to the ASP Service Fee. By the tenth day of the following month, WTC shall submit to SKT an invoice for the Application Service Fee, together with its official opinion as to SKT's billing data and computation. The invoice shall be in a format mutual agreed by the Parties.

     2. If there is no dispute as to the billing data, SKT shall, within 14 days following the receipt of the invoice described in clause 1, pay the Application Service Fee to WTC.

     3. If there is a dispute as to the billing data described in clause 1, SKT may, within 14 days following the receipt of the invoice, demand that WTC provide an explanation or data comparison. WTC shall, within 15 days following the receipt of such notice, provide a written explanation or data comparison.

     4. In the case of the preceding clause, SKT shall not be responsible for any liability arising from the delay in performing its payment obligation with respect to the Application Service Fee.

ARTICLE 14. (TRIAL COLORING SERVICE)

     Following mutual agreement with WTC, SKT may provide a trial COLORing Service for a limited time. The ASP Service Fee shall not be computed during this time period.

                    CHAPTER 4. TERM OF AGREEMENT; TERMINATION

ARTICLE 15. (TERM OF AGREEMENT; RENEWAL)

     1. This Agreement shall be effective for one (1) year from the date of its official signing by both parties.

     2. Unless either Party gives notice of the termination or requests change in contractual conditions within thirty (30) days prior to the expiry of the Agreement, this Agreement shall be automatically renewed on the same conditions for one (1) year from the date following the expiry of the expiry of the Agreement.

ARTICLE 16. (TERMINATION)

     1. If either Party breaches its obligations under this Agreement and does not remedy such breach without a special reason within fifteen (15) days of receiving demand for cure from the other Party, such other Party may terminate this Agreement.

     2. Notwithstanding clause 1, a Party may terminate this Agreement effective immediately, in the case of any of the following:

          (1) Either party becomes unable to properly perform its obligations hereunder due to a petition for such party's insolvency, liquidation, workout, composition, corporate restructuring or bankruptcy.

          (2) Either party becomes unable to properly perform its obligations hereunder due to becoming subject to enforcement proceedings such as provisional seizure, seizure, provisional disposition or auction.

          (3) Either party becomes unable to properly perform its obligations hereunder due to law, court order or governmental order.

     3. Demand for cure or notice of termination to the other Party shall be made in writing.

ARTICLE 17. (POST-EFFECTIVE PERIOD)

               If this Agreement expires or terminates in accordance with
          Article 15 or clause 1 of Article 16, SKT is entitled to a post-effective period of six (6) months from the date of such expiry or termination and may renew the effective period for one time up to additional six (6) months. During the post-effective period, WTC must continue to provide the ASP Service, and computation of the ASP Service Fee as set forth in Article 12 shall continue to be effective.

                            CHAPTER 5. MISCELLANEOUS

ARTICLE 18. (INTELLECTUAL PROPERTY RIGHTS)

     1. The ownership rights, copyrights and the right to use relating to the intellectual property rights arising from the ASP Service System and derivative works developed by WTC in connection with the ASP Service herein shall belong to WTC.

     2. The ownership rights, copyrights and the right to use relating to the intellectual property rights arising from the ideas provided by SKT in connection with the ASP Service herein shall belong to SKT. WTC may use such ideas only for the purpose of providing the ASP Service.

ARTICLE 19. (EXCULPATION OF SKT)

               WTC shall exculpate SKT from any claims arising in connection with the ASP Service provided by WTC for reasons including the infringement of third party intellectual property rights. If exculpation fails, WTC shall indemnify and hold SKT harmless from any damages suffered by SKT.

ARTICLE 20. (CONFIDENTIALITY)

               Neither Party shall disclose to a third party or make an unauthorized use of any confidential information relating to the business of the other Party, whether during the term of this Agreement or after the termination of this Agreement. Each Party shall strictly abide by confidentiality guidelines requested by the other Party.

ARTICLE 21. (INDEMNIFICATION)

               Any Party that breaches its obligations under this Agreement or causes harm to the other Party or a third party shall indemnify such other party for any damages therefrom.

ARTICLE 22. (AGREED JURISDICTION)

               Any disputes related to this Agreement shall be adjudicated at the Seoul District Court as the competent court for the initial trial.

ARTICLE 23. (NO ASSIGNMENT OF RIGHTS AND OBLIGATIONS)

               Absent prior written consent of the other Party, neither Party may assign or delegate to a third party or hypothecate all or a part of its capacity, rights or obligations under this Agreement

ARTICLE 24. (INTERPRETATION OF THE AGREEMENT)

               Any matters not specified in this Agreement or any difference in opinion between the Parties as to the interpretation of this Agreement shall be decided in accordance with applicable laws or general business customs.

          Each Party hereby covenants that it will carry out the provisions of this Agreement in good faith. As evidence of the execution of this Agreement, each Party shall duly sign or seal two copies of this Agreement and shall keep one such executed copy of this Agreement.

                                                                    May __, 2002

SKT:                                     WTC:

SK Telecom Co., Ltd.                     WiderThan.com Co., Ltd.

99 Seonrin-dong                          Daebong B/D, 740-4 Yeoksam-dong,
Chongro-gu, Seoul                        Gangnam-gu, Seoul

Pyo, Moon Soo, Representative Director   So, Jin Woo, Representative Director
/seal/                                   /seal/